Exhibit 99.1

HALOZYME REPORTS FIRST QUARTER 2020 RESULTS

- DARZALEX FASPROTM Utilizing ENHANZE® Technology Receives U.S. FDA Approval with Subcutaneous Administration Time of 3 - 5 Minutes and Lower Rate of Administration-related Reactions When Compared with IV DARZALEX® -

- Positive CHMP Opinion Recommending Approval of DARZALEX® SC Formulation in Multiple Current IV DARZALEX® Indications -

- BLA Accepted for Subcutaneous Fixed-Dose Combination of Perjeta® and Herceptin® Utilizing ENHANZE® with FDA Action Date of October 18, 2020 -

- 2020 Guidance of $230 to $245 Million in Revenues and $0.60 to $0.75 Earnings Per Share with Profitability Beginning Second Quarter Remains Unchanged -

SAN DIEGO, May 11, 2020 - Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the first quarter ended March 31, 2020 and provided an update on its recent corporate activities and outlook.

“This has been a very exciting start to the year for Halozyme as we have achieved multiple value-creating events in our ENHANZE® business, including U.S. FDA approval for DARZALEX FASPROTM with a broad set of label indications, and the receipt of a positive CHMP opinion in the EU, also recommending a broad set of label indications. The positive CHMP opinion is typically a precursor to marketing clearance,” said Dr. Helen Torley, president and chief executive officer. “As we look ahead, we are excited about the launches of subcutaneous DARZALEX® in the U.S. and E.U. as well as the potential FDA approval of the subcutaneous fixed-dose combination of Perjeta® and Herceptin® later this year, and what they may mean for patients."

"I want to express my gratitude to the Halozyme team, our partners and suppliers for our continued progress in spite of the challenges posed by COVID-19," continued Dr. Torley. “In light of these challenges, it is obviously difficult to predict how the pandemic recovery will unfold in the coming quarters. However, based on the latest information from our partners and suppliers, and our team's commitment to maintaining a lean operating structure, we feel confident maintaining our 2020 financial guidance at this time.”

First Quarter 2020 and Recent Highlights Include:

•
On May 1, the Company announced that The Janssen Pharmaceutical Companies of Johnson and Johnson received U.S. FDA approval of DARZALEX FASPROTM in four regimens across five indications in multiple myeloma patients, including newly diagnosed, transplant-ineligible patients as well as relapsed or refractory patients. As a fixed-dose formulation, DARZALEX FASPROTM can be administered subcutaneously over three to five minutes, significantly less time than IV DARZALEX which requires multi-hour infusions.

•
On April 30, the Company announced that Janssen-Cilag International NV (Janssen) received a Committee for Medicinal Products for Human Use (CHMP) Positive Opinion from the European Medicines Agency (EMA) recommending approval of a DARZALEX® (daratumumab) subcutaneous (SC) formulation for the treatment of adult patients with multiple myeloma in frontline and relapsed/refractory settings. The CHMP’s Positive Opinion for daratumumab SC formulation applies to multiple current daratumumab indications including newly diagnosed and transplant-ineligible patients, as well as relapsed or refractory patients.

•
In April, the Company announced the submission of a New Drug Application (NDA) to Japan's Ministry of Health, Labour and Welfare (MHLW) by Janssen Pharmaceutical K.K. (Janssen) seeking approval of a new subcutaneous (SC) formulation of daratumumab, an intravenous (IV) treatment approved for patients with multiple myeloma.

•
During the first quarter, the Company repurchased 3.2 million shares of its common stock at a weighted average price of $16.15 per share. These repurchased shares were in addition to shares repurchased as part of an Accelerated Share Repurchase plan that was completed in mid-February. To date the Company has repurchased over $250 million in shares as part of its three-year share repurchase authorization of up to $550 million approved by the Board in November 2019.

•
In February, the Company announced that the FDA has accepted a Biologics License Application (BLA) from Genentech, a member of the Roche Group, for the fixed-dose combination of pertuzumab (Perjeta®) and trastuzumab (Herceptin® ) for subcutaneous administration using ENHANZE® technology in combination with IV chemotherapy for the treatment of eligible patients with HER2-positive breast cancer, with an action date of October 18, 2020.

First Quarter 2020 Financial Highlights

•
Revenue for the first quarter was $25.4 million compared to $56.9 million for the first quarter of 2019. The year-over-year decrease was primarily driven by a $30 million upfront payment from argenx in the prior year period. Revenue for the quarter included $16.8 million in royalties, which compared to $18.0 million in the prior year period.

•
Research and development expenses for the first quarter were $10.2 million, compared to $31.3 million for the first quarter of 2019. The decrease in expenses was due to a decrease in clinical trial activities-related costs as a result of the Company halting its oncology drug development efforts and related restructuring as announced in November 2019.

•
Selling, general and administrative expenses for the first quarter were $12.6 million, compared to $18.0 million for the first quarter of 2019. The decrease was due to lower compensation and commercial-related expenses related to the corporate restructuring announced in November 2019.

•	Net loss for the first quarter was $6.1 million, or $0.04 per share, compared to a net income in the first quarter of 2019 of $1.8 million, or $0.01 per share.

•	Cash, cash equivalents and marketable securities were $368.2 million at March 31, 2020, compared to $421.3 million at December 31, 2019.

Financial Outlook for 2020

The Company continues to monitor the impact of the COVID-19 pandemic on its business and receive updates from its partners and suppliers on how their businesses are affected. Based on this information and Halozyme's planned expenditures for the year, the Company's 2020 financial guidance remains unchanged from that first provided on January 14, 2020. For 2020 Halozyme continues to expect:

•	Revenues of $230 million to $245 million, representing growth of 17% to 25%;

•	Earnings per share on a GAAP basis of $0.60 to $0.75 with the first quarter of sustainable profitability beginning in Q2 2020.

The guidance on earnings per share does not reflect any potential impact from the Company's plans to repurchase any additional number of shares, up to an additional $98 million worth, during the remainder of 2020. The amount and timing of shares repurchased during 2020 will be subject to a variety of factors including market conditions, other business considerations and applicable legal requirements.

Webcast and Conference Call

Halozyme will webcast its Quarterly Update Conference Call for the first quarter of 2020 today, Monday, May 11, 2020 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Torley will lead the call, which will be webcast live through the "Investors" section of Halozyme's corporate website and a replay will be available following the close of the call. To access the webcast and additional documents related to the call, please visit halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. The call may also be accessed by dialing (833) 968-2181(domestic callers) or (825) 312-2108 (international callers). A telephone replay will be available after the call by dialing (800) 585-8367 (domestic callers) or (416) 621-4642 (international callers) using replay ID number 3199114.

About Halozyme

Halozyme is a biopharmaceutical company bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies. Halozyme advises an

d supports its biopharmaceutical partners in key aspects of new drug development with the goal of improving patients' lives while helping its partners achieve global commercial success. As the innovators of the ENHANZE® technology, which can reduce hours-long treatments to a matter of minutes, Halozyme’s commercially-validated solution has positively impacted more than 400,000 patient lives via three commercialized products across more than 100 global markets. Halozyme and its world-class partners are currently advancing multiple therapeutic programs intended to deliver innovative therapies, with the potential to improve the lives of patients around the globe. Halozyme’s proprietary enzyme rHuPH20 forms the basis of the ENHANZE® technology and is used to facilitate the delivery of injected drugs and fluids, potentially reducing the treatment burden of other drugs to patients. Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb, Alexion and argenx. Halozyme derives revenues from these collaborations in the form of milestones and royalties as the Company’s partners make progress developing and commercializing their products being developed with ENHANZE®. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s expected future financial performance (including the Company's financial outlook for 2020) and expectations for profitability, revenue, expenses and earnings-per-share and the Company’s plans to continue its share repurchase program. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible activity, benefits and attributes of ENHANZE®, the possible method of action of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company's ENHANZE® business may include potential growth driven by our partners' development and commercialization efforts, potential new ENHANZE® collaborations and collaborative targets and regulatory review and potential approvals of new ENHANZE® products. These forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected delays in the execution of the Company's share repurchase program, unexpected results or delays in the growth of the Company’s ENHANZE® business, or in the development, regulatory review or commercialization of ENHANZE® products, including any potential delays caused by the current COVID-19 global pandemic, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact:
Al Kildani
Vice President, Investor Relations and Corporate Communications
858-704-8122
ir@halozyme.com

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues:
Royalties	$16,822	$17,953
Product sales, net	8,147	8,390
Revenues under collaborative agreements	385	30,606
Total revenues	25,354	56,949
Operating expenses:
Cost of product sales	5,787	4,649
Research and development	10,158	31,328
Selling, general and administrative	12,632	18,006
Total operating expenses	28,577	53,983
Operating (loss) income	(3,223)	2,966
Other income (expense):
Investment and other income, net	2,479	2,057
Interest expense	(5,348)	(3,205)
Net (loss) income before income taxes	(6,092)	1,818
Income tax expense	11	22
Net (loss) income	$(6,103)	$1,796

Net (loss) income per share:
Basic	$(0.04)	$0.01
Diluted	$(0.04)	$0.01

Shares used in computing net (loss) income per share:
Basic	137,186	144,743
Diluted	137,186	147,474

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$104,820	$120,179
Marketable securities, available-for-sale	263,363	301,083
Accounts receivable, net	29,749	59,442
Inventories	41,452	29,359
Prepaid expenses and other assets	28,587	33,373
Total current assets	467,971	543,436
Property and equipment, net	11,752	10,855
Prepaid expenses and other assets	12,130	11,083
Restricted cash	500	500
Total assets	$492,353	$565,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,320	$6,434
Accrued expenses	26,811	55,649
Deferred revenue, current portion	4,012	4,012
Current portion of long-term debt, net	2,859	19,542
Total current liabilities	42,002	85,637

Deferred revenue, net of current portion	641	1,247
Long-term debt, net	386,571	383,045
Other long-term liabilities	5,097	4,180

Stockholders’ equity:
Common stock	135	137
Additional paid-in capital	667,677	695,066
Accumulated other comprehensive income (loss)	11	240
Accumulated deficit	(609,781)	(603,678)
Total stockholders’ equity	58,042	91,765
Total liabilities and stockholders’ equity	$492,353	$565,874